Exhibit 21

SUBSIDIARIES OF ECLIPSE ENTERTAINMENT GROUP, INC.

1) Eclipse Releasing, LLC. 10520 Venice Boulevard, Culver City, California 90232

2) Ancient Warriors, LLC. 10520 Venice Boulevard, Culver City, California 90232